VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)
EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY

                              EMPLOYMENT AGREEMENT

Social Security No. __________________________   Employee's Dept I.D.___________

This Employment Agreement ("Agreement") between Volt Information Sciences Inc. (hereinafter the "Company") and Tom Daley (hereinafter called "Employee") shall be effective commencing with the Company's fiscal year 2004. Whereas, Employee is and at all times has been employed by the Company pursuant to the following terms and conditions and for good and valuable consideration acknowledged herein, as an officer and employee of the Company, the parties hereby agree as follows:

1. AT-WILL EMPLOYMENT. The Company and Employee agree that employment is at all times "at-will" continuing for an indefinite period, subject to termination at any time by either Employee or the Company for any reason, with or without cause, by giving notice to the other, and employment shall terminate upon the giving of such notice. For purposes of this Agreement, the period during which Employee works for the Company will be called the "Term of Employment". The parties understand and agree that nothing contained in this Agreement is intended to constitute a contract of continued employment. Either party may cancel or terminate Employee's employment at any time, for any reason, with or without cause. Any amendment, modification or variation in terms of this paragraph must be in writing and signed on behalf of the Company by its President or Executive Vice President; no other officer or employee is authorized to amend, modify or vary this paragraph.

2. SCOPE OF EMPLOYMENT. As of the effective date of this Agreement, during the Term of Employment, Employee will serve as a Senior Vice President of the
     Company,       with       certain       responsibilities       for      the
     subsidiaries/divisions/segments/departments set forth in Attachment I affixed hereto (hereinafter collectively referred to as "Employee's Corporate Dominion"), which are designated by the Company departmental identification number(s). The Company's job description for Employee's position may be modified from time to time, as designated by the Company, at the Company's sole discretion. The Company may change Employee's title, duties, location of work and/or responsibilities at any time. Employee agrees to devote Employee's full time services to the best of Employee's ability, using Employee's best efforts, to promote the interests and business of the Company. Employee agrees to comply with all rules, policies and procedures of the Company and Employee agrees not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of the Company or the business conducted by the Company now or in the future. Employee further understands and agrees that a condition of Employee's employment is to meet performance goals as established by the Company. These performance goals may be adjusted by the Company, in writing to Employee, from time to time.

     Employee represents and warrants that there are no written or oral contracts or any other impediment which would inhibit or prohibit the employment herein provided for, and that Employee will not utilize any trade secret, confidential information, or other intellectual property right of another party in the performance of Employee's duties hereunder.

3. COMPENSATION. In consideration for all services to be performed hereinafter the effective date of this Agreement by Employee during Employee's Term of Employment, and provided that Employee has acted, and continues to act, in accordance with the provisions of this Agreement and the Company's policies, Employee's employment compensation shall be as follows:

A. SALARY - The Company will pay Employee a salary at a rate of two hundred fifty thousand dollars and no cents ($250,000.00) per annum, which is to be paid to Employee on a weekly basis, plus increases, if any, at the Company's sole discretion. Employee's compensation may be altered and revised in writing by the Company without affecting the remainder of the Agreement covenants, all of which shall remain in full force and effect.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

B. INCENTIVES - In addition to the salary paid by the Company, Employee may be eligible to receive incentive compensation, if any, pursuant to the Company's then current Incentive Plan, in effect at the time for Employee's position, (hereinafter the "Incentive Plan"), set forth below, which the Company may modify, alter, replace, change or amend, at the Company's sole discretion, on at least fifteen (15) days prior written notice to Employee.

                  (i)Employee shall be entitled to be paid quarterly incentives, based on the aggregate profit and loss statements for those subsidiaries/divisions/segments/departments in Employee's Corporate Dominion, which the Company may modify, alter, replace, change or amend, at the Company's sole discretion, at .27% of the aggregate net income for Employee's Corporate Dominion per fiscal quarter, pursuant to the Incentive Plan, (hereinafter "Incentives"). Net Income is calculated in accordance with generally accepted accounting principles and Incentives shall be computed consistent with the Company's standard accounting methods and procedures, pursuant to the following Incentive Plan formula:

                  [Total aggregate fiscal quarterly Sales for each and every subsidiary/division/segment/department in Employee's Corporate Dominion {minus} Total Direct Costs = Gross Margin {minus}
                  Overhead Costs {minus} Local and Corporate General and Administrative Expenses {plus} Work Opportunity Tax Credit] = Net Income {multiply} .0027 (or .27%) = Incentives.

                  (ii)Incentives are computed from the profit and loss statement calculation of Net Income for each and every subsidiary/division/segment/department in Employee's Corporate Dominion, which may be either a positive or negative amount. Employee is entitled to receive an aggregate of the Incentives earned which are debited or credited in a consolidated profit and loss statement for the fiscal quarter for all subsidiaries/divisions/segments/departments in Employee's Corporate Dominion. Aggregate Net Income losses for Employee's Corporate Dominion shall carry forward in the computations from the first to the second fiscal quarter and the third to the fourth fiscal quarter, for purposes of determining the aggregate Incentives to which Employee is entitled for these fiscal quarters.

                  (iii)Incentives shall be accrued and paid to Employee quarterly pursuant to the Incentive Plan. Incentive payments will cease as of the final quarter of employment termination and will be paid to Employee only through the last full fiscal quarter actually worked by Employee prior to Employee's employment termination from the Company. Incentive payments for the first three fiscal quarters of the Company's fiscal year shall be paid to Employee approximately forty-five (45) days following the close of the fiscal quarter and for the fourth quarter an estimated ninety (90) days after the close of the fiscal year.

C. YEAR END IMPROVEMENT BONUS - In addition to the salary and Incentives compensation set forth above, Employee may be eligible to receive a Year End Improvement Bonus, if any, pursuant to the Company's then current Fiscal Year End Improvement Bonus Plan, in effect at the time and applicable for Employee's position (hereinafter the "Improvement Bonus Plan"). The Company may modify, alter, replace, change or amend, from time to time, at the Company's sole discretion, on fifteen (15) days prior written notice to Employee.

                  (i)Employee  shall be eligible to be paid an Improvement Bonus pursuant to this section, based upon the increase of the aggregate Net Income for all subsidiaries/divisions/segments/departments in Employee's Corporate Dominion for the Company's fiscal year, as compared with that of the immediately preceding Company Fiscal Year for the same subsidiaries/divisions/segments/departments. For purposes of determining the Improvement Bonus, the Company Fiscal Year Net Income for Employee's Corporate Dominion shall be comprised of the aggregate
         monthly       Net       Incomes       for      each      and      every
         subsidiary/division/segment/department identified on Attachment I during the Current Company Fiscal Year, as compared with the immediately preceding Company Fiscal Year for the same subsidiaries/divisions/segments/departments. At the Company's sole discretion,

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

         subsidiaries/divisions/segments/departments can be added to or removed from Employee's Corporate Dominion. Net Income for added or removed subsidiaries/divisions/segments/departments will be included into the aggregate Current Company Fiscal Year Net Income for Employee's
         Corporate Dominion only for those fiscal months that each remained designated in Employee's Corporate Dominion and compared to the monthly Net Income for the corresponding fiscal time period of the previous year for said subsidiaries/divisions/segments/departments.

                  (ii)If Current Company Fiscal Year Net Income for Employee's Corporate Dominion is a positive number, and exceeds the preceding Company Fiscal Year's aggregate Net Income for Employee's Corporate Dominion, by five percent (5%) or more, then Employee shall be entitled to one percent (1%) of the Net Income improvement (hereinafter "Improvement Bonus" or "Bonus"). The Net Income Difference and Net Income Differential (hereinafter defined below) are calculated in accordance with generally accepted accounting principles and the Improvement Bonus shall be computed consistent with the Company's standard accounting methods and procedures, pursuant to the following Improvement Bonus Plan step formula:

         Step 1: For each and every subsidiary/division/segment/department in Employee's Corporate Dominion during the Current Company Fiscal Year, total all fiscal month Net Incomes for such subsidiaries/divisions/segments/departments for the Current Company Fiscal Year, which will then equal the Current Fiscal Year Dominion Net Income;
         Step 2: Total all fiscal month Net Incomes for these same subsidiaries/divisions/segments/departments, from the immediately preceding Company Fiscal Year for the same fiscal months identified in Step 1 above, which will then equal the Preceding Fiscal Year Dominion Net Income;
         Step 3:  Subtract the  Preceding  Fiscal Year Dominion Net
         Income from the Current Fiscal Year Dominion Net Income = Net Income Difference;
         Step 4: Net Income  Difference  {minus}  [Preceding Fiscal
         Year Dominion Net Income {multiply}.05 (or 5%)] = Net Income Differential;
         Step 5: Net Income Differential {multiply} .01 (or 1%) =
         Improvement Bonus.

         For example, if the Current Company Fiscal Year Dominion Net Income is $750,000, minus the Preceding Company Fiscal Year Dominion Net Income of $500,000, this equals a difference of $250,000; then minus $25,000 (which is 5% of $500,000 for the Preceding Company Fiscal Year Dominion Net Income), which equals $225,000, and then multiply by 1%, equals $2,250.00.
                   Or;
         For another example, if the Current Company Fiscal Year Dominion Net Income is $100,000, minus the Preceding Company Fiscal Year Dominion Net Income of (-$50,000), this equals a difference of $150,000, minus (-$2,500), (which is 5% of (-$50,000) for the Preceding Company Fiscal Year Dominion Net Income), which equals $147,500, and then multiply by 1%, equals $1,475.00.

                  (iii) Employee shall be eligible to receive the Improvement Bonus only through the last full Company Fiscal Year actually worked by Employee in the applicable title/position identified herein, prior to Employee's employment termination from the Company. The Improvement Bonus shall be based upon the Net Income from the final Company Fiscal Year profit and loss statements for Employee's Corporate Dominion. The Improvement Bonus shall only be considered earned by Employee during Employee's Term of Employment and is payable to Employee approximately an estimated ninety (90) days after the close of the Company Fiscal Year.

D. INCENTIVE AND IMPROVEMENT BONUS PLANS (the "Plans") CONDITIONS

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)
EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

                  (i)Incentives/Bonuses are a form of additional compensation payable only during the Employee's Term of Employment by the Company. Employee's eligibility for and right to receive Incentives and Bonuses are strictly conditioned on Employee's continued employment with the Company and actually performing services for the Company, for the entire applicable fiscal quarter or year, respectively, including but not limited to servicing of accounts, maintaining ongoing client contacts, assisting with the collection of customer account sales revenues, expanding business opportunities, increasing usage of the Company's employees and services, securing new business, and other similar services.

                  (ii)The administration of the Incentive and Improvement Bonus Plans, including all interpretations thereof, are the responsibility of the Company's Chief Financial Officer, subject to the final approval of the Company's Executive Vice President. The Company's determination regarding Incentives shall be final and binding on the parties hereto.

                  (iii)Any dispute as to sales allocations or assessment of costs for purposes of Incentives/Bonuses shall be brought to the attention of the Company's Chief Financial Officer for resolution and shall be decided by the Company's Executive Vice President, whose decision shall be final and binding.

                  (iv)The Company does not authorize anyone to make an oral promise or oral agreement as to Incentives/Bonuses and no employee may rely on any oral agreement or representation by anyone as to their Incentives/Bonuses compensation. Employee's compensation may only be altered and revised in writing by the Company, signed by the President or Executive Vice President of the Company, without affecting the remainder of the Agreement covenants, all of which shall remain in full force and effect.

                  (v) It shall be Employee's responsibility to review the Company's accounting reports related to the Incentives and/or Bonuses. Should Employee dispute the sales allocations or assessment of costs, for purposes of Bonuses/Incentives (for example, customer sales or deductions are erroneously omitted or included or Employee disagrees with the assessment of costs or for any other reason), Employee must notify the Company's Chief Financial Officer, in writing, within one hundred twenty (120) days following the close of the fiscal quarter/year in question, as to the specifics of any discrepancy, Incentives/Bonuses dispute or adjustment of the sales allocation or assessment of costs, such that the data used for the calculations for Incentives or Bonuses may be properly and timely credited or debited. Employee's entitlement to any and all disputed or unpaid Incentives/Bonuses, is expressly conditioned upon Employee's compliance with the terms of this paragraph.

E. If Employee remains in the employ of the Company after the effective date of any alteration, revision or change in Employee's compensation, including but not limited to modifications to the Incentive or Improvement Bonus Plans, Employee shall conclusively be deemed to have accepted and agreed to such modified terms and conditions for Employee's employment compensation. All other terms and conditions of the Agreement shall remain in full force and effect.

F. During Employee's Term of Employment, Employee shall be entitled to the use of a company owned car, which is at all times at the Company's sole discretion.

G. Employee will receive such other benefits regularly provided to similarly situated employees of the Company, commensurate with Employee's position, pursuant to standard Company policy, which is subject to change by the Company at any time, in its sole discretion.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

H. All Employee compensation payments will be subject to such deductions by the Company as the Company is from time to time permitted or required to make pursuant to law, government regulations or order, or by agreement with Employee. Such payments may be made by check or checks of the Company, or any of its parents, subsidiaries or affiliates as the Company may, from time to time, find proper and appropriate.

4. NON-DISCLOSURE. Employee agrees that at no time will Employee use for Employee's own benefit nor directly or indirectly make known or divulge to any other person, firm or corporation, any confidential information or trade secret of the Company (as defined by any and all applicable trade secrets acts or comparable laws), or of any of the Company's customers, including but not limited to:

     (a) The names and addresses of any of the customers or patrons of the Company (whether such customers or patrons have been obtained by Employee or otherwise), customer lists, customer contacts, customer requirements and markup rates and/or pricing ; or

     (b)  Any  information   concerning  the  Company's  methods  of  conducting
          business, obtaining customers, proposal preparation or content or Company operations; or

     (c) The names, addresses, telephone numbers, skills, duties, performance evaluations or compensation of any Employees of the Company; or

     (d) Any other confidential information or trade secret of the Company or any of the Company's customers, learned or acquired by Employee during the Term of Employment.

5. RETURN OF PROPERTY. The original and all copies of all software, files, records, drawings, specifications, customer and/or employee contacts/lists and other documents of any nature whatsoever, whether prepared by Employee or otherwise coming into Employee's possession while employed by the Company, are and shall remain the exclusive property of the Company and may not be used except as required in the course of employment by the Company. On termination of Employee's employment, and regardless of the reason for termination, Employee will immediately return to the Company any and all Company property and all other material which Employee was given or had access to during the Term of Employment.

6. WAIVER OF JURY TRIAL. Employee and the Company each hereby agree to waive our respective right to trial by jury in any lawsuit or cause of action between Employee and the Company and/or the Company's other employees.

7. AGREEMENT TO ARBITRATE DISPUTES. Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to Employee's employment or the conditions of employment or the termination of Employee's employment, including but not limited to disputes, controversies or claims arising out of or related to the actions of the Company's other employees, under Federal, State and/or local laws, and/or other such similar laws or regulations, shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the applicable rules of the American Arbitration
     Association in the state where Employee is or was last employed by the Company. The arbitrator shall be entitled to award reasonable attorney's fees and costs to the prevailing party. The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award. Judgment upon the arbitrator's award may be filed in and enforced by any court having jurisdiction. This Agreement to Arbitrate Disputes does not prevent Employee from filing a charge or claim with any governmental administrative agency as permitted by applicable law.

8. INVENTIONS. As between Employee and the Company, all discoveries, ideas, creations, inventions and properties (collectively called "Discoveries") written or oral which are (a) created, developed, invented or used by Employee during Employee's Term of Employment, whether or not created, conceived, discovered and/or developed by

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

         Employee during regular working hours; or which are (b) created, developed, invented, or used by the Company, whether or not in connection with Employee's employment by the Company, will be the sole and absolute property of the Company for any and all purposes whatsoever, in perpetuity. Employee will not have, and will not claim to have, any right, title or interest of any kind of nature whatsoever in or to any such Discoveries.

         The previous paragraph does not apply to any Discoveries for which no equipment, supplies, facility or trade secret information of the Company or any customer was used and which was developed entirely on Employee's own time, and (i) which does not relate to the business of the Company or to the Company's or customer's actual or demonstrably anticipated research or development; or (ii) which does not result from any work performed for the Company and its customers. Employee further agrees that during the Term of Employment, all inventions being developed by Employee shall be identified to the Company. Upon request by the Company, Employee will disclose any such invention to the Company (by a full and clear description) for the purpose of determining the Company's rights therein.

9. COVENANT NOT TO SOLICIT/COMPETE. Employee acknowledges that the Company has made and will continue to make significant investments in order to maintain and develop its business, and that in order to enable Employee to do Employee's job better, the Company will disclose to Employee confidential information concerning its techniques and methods of obtaining and servicing its customers and pricing information, and specific needs of its customers, and that the Company will extend to Employee the opportunity to develop personal contacts with its present and potential customers. Employee further acknowledges that the methods employed in the Company's business are such that place Employee in close business and personal contact with the Company's customers. Accordingly, unless otherwise prohibited by law, Employee agrees as follows:

     (a) During the Term of Employment Employee will not directly or indirectly engage in a business which is similar to the type of business conducted by the Company or competes with the Company, or any of its parents, or its or their subsidiaries or affiliates in any way.

     (b) In those states which will enforce covenants not to compete, for a period of one (1) year after the Term of Employment ends (regardless of the reason that Employee's employment terminates), Employee will not, directly or indirectly, either for Employee or for any other person, firm, company, or corporation, engage in a business similar to the type of business conducted by the Company, nor competes with the Company, (i) within a radius of fifty (50) miles from the last Company office at which Employee was last employed; or (ii) within a radius of fifty (50) miles from each of the Company offices over which Employee had managerial and/or administrative responsibilities at any time during the one (1) year period prior to Employee's termination of employment with the Company, whichever is greater.

     (c) For the one (1) year period after the termination of the Term of Employment, (and regardless of the reason that Employee's employment terminates), Employee will not, directly or indirectly, either for Employee or for any other person, firm, company or corporation;

     (1) Call upon, solicit, divert, or take away or attempt to solicit, divert or take away any of the customers, business or patrons of the Company; or

     (2) Call upon, solicit or attempt to solicit business from any person, firm, company or corporation which has communicated with or has been solicited by the Company during the one (1) year period prior to the termination of the Term of Employment; or

     (3) Hire or employ any employee of the Company, nor advise, solicit or encourage any employees of the Company to leave its employ.

     (d) In addition, Employee agrees that Employee will not at any time during or after the termination of this Agreement,engage in any business which uses as its name, in whole or in part, the name "Volt" or any other name used by the Company during the Term of Employment.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

     (e) For purposes of Paragraphs 9(a), 9(b), 9(c) and 9(d), Employee will be deemed to be engaged in a business if Employee participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if in any way Employee controls such business. However, Employee will not be deemed a stockholder or lender if Employee holds less than five percent (5%) of the outstanding equity or debt of any publicly-owned corporation engaged in the same or similar business as that of the Company or any of its subsidiaries or affiliates, provided Employee is not in a control position with respect to such corporation.

10. INVALIDITY AND SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and to the extent, the provisions of this Agreement are intended to be and shall be deemed severable. In particular and without limiting the foregoing sentence, in the event any provision of Paragraph 9 of this Agreement shall be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or unenforceability shall not attach to any other provisions of Paragraph 9 or any other paragraph of this Agreement, and this Agreement and any such provisions shall be construed as if the geographic or business scope or the duration of such provisions had been more narrowly drawn so as not to be invalid or unenforceable. The covenants contained in Paragraphs 4, 5, 6, 7, 8 , and 9 shall be construed as an Agreement independent of any other provision of this Agreement, and any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

11. INJUNCTIVE RELIEF. The parties hereto recognize that irreparable damage will result to the Company, its business and properties if Employee fails or refuses to perform Employee's obligations under this Agreement, and that the remedy at law for any such failure of refusal will be inadequate. Accordingly, in addition to any other remedies and damages available, including the provision contained in Paragraph 7 for arbitration (none of which remedies or damages is hereby waived), the Company shall be entitled to injunctive relief and Employee may be specifically compelled to perform Employee's obligations under this Agreement. The institution of an arbitration proceeding shall not bar injunctive relief pending the final determination of the arbitration proceedings hereunder.

12. APPLICABLE LAW. This Agreement is to be governed by and construed in accordance with the internal laws of the State where Employee was last employed by the Company.

13. ASSIGNMENT. This Agreement may be assigned by the Company. This Agreement may not be assigned by Employee.

14. FURTHER INSTRUMENTS. Employee will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Company, to carry out the purposes of this Agreement or to confirm, assign or convey to the Company the discoveries, ideas, inventions, or properties referred to in Paragraph 8 hereof, including the execution of all patent, copyright, trademark or trade name applications and assignments.

15. WAIVER OF BREACH. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party except to the extent that if Employee remains in the employ of the Company after the effective date of any alteration, revision or change in Employee's position, duties, or compensation, Employee shall conclusively be deemed to have accepted and agreed to such modified terms for Employee's employment.

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued

16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties as to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


I /WE CERTIFY THAT I/WE HAVE READ THE ABOVE AND AGREE TO ALL TERMS AND CONDITIONS OF THIS EMPLOYMENT AGREEMENT EFFECTIVE COMMENCING WITH THE COMPANY'S FISCAL YEAR 2004.


VOLT INFORMATION SCIENCES, INC.                              EMPLOYEE: TOM DALEY

By: ___________________________________          Signature: ____________________

Title: _________________________________

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
                                                                 EXHIBIT 10.4(a)

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THOMAS DALEY--Continued



                          EMPLOYEE'S CORPORATE DOMINION


a) Volt Telecommunications Group Inc. - United States, West Region only

b) Volt Services Group, a division of Volt Management Corp.

c) Volt Services Group, a division of Volt Technical Resources LLC

d) VMC Consulting Inc. - United States; Canada; and Internationally

e) Shaw & Shaw Inc. - United States

f) Fidelity National Credit Services Ltd.

g) ProcureStaff Inc. - United States and International

















Attachment "I" to Employment Agreement for Tom Daley effective commencing with the Company's fiscal year 2004.




                                                     Employee's Initials _______